[NORTHLAND CRANBERRIES, INC. LETTERHEAD]



September 7, 2001


VIA FACSIMILE (508) 228-5630

Reade, Gullicksen, Hanley & Gifford, LLP
Attn:  Whitney A. Gifford
Six Young's Way
Nantucket, MA  02554

Re:      Cranberry Lease

Dear Whitney:

This letter follows a telephone conversation we had on September 5, 2001, relating to my recent meeting on Nantucket with members of the Board of Trustees for the Foundation. At that meeting, Northland, through the undersigned, suggested ways and means for termination of the remaining leasehold obligations of Northland and for the satisfaction of all accrued and unpaid bills owed to the Foundation. Your telephone conversation with me was a counter-proposal, to wit:

1. Northland would operate the bogs until December 31, 2001. In doing so, it would harvest this year's crop and complete normal maintenance following the harvest.

2. All debts including, but not limited to, unpaid past rent or future rent, taxes and payments for past sand usage would be forgiven.

3. All future obligations of Northland to maintain the properties would terminate and the lease terms would be considered null and void.

4. An independent outside environmental Phase I audit would be completed on the properties, and the parties would split the cost of said audit, Northland to assume any amounts over $20,000.00.

5. Northland would remove any and all hazardous materials, debris, rubbish, all abandoned equipment from the property except for those items used in the day to day operation of the business.

6. Northland would remove equipment and/or personal property from the bog with a total value of $200,000.00. The equipment to be removed shall be deducted from and the values of individual items tabulated from the attached list of total equipment at the bog. Both parties shall agree on the individual items to be removed. It is the intent of the parties that they agree to leave sufficient equipment for the operation of the bog.

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September 7, 2001
Page 2


I hope that I have stated the Foundation's counter offer correctly. If I have done so, I am asking you to acknowledge this fact and confirm this offer by placing the proper signature at the bottom of this letter.

In sending this letter and making that acknowledgement, both Northland and the Foundation understand that the acceptance or rejection of this offer will be at the discretion of Northland and its current and/or future mortgagee.

As soon as we receive the executed copy of this letter, we will forward the same to our bank group for consideration.

Very truly yours,                               Acknowledgement

NORTHLAND CRANBERRIES, INC.                     NANTUCKET CONSERVATION
                                                 FOUNDATION

/s/ David J. Luka
-------------------------------
David J. Lukas                                  By:   /s/
Senior Vice President - Administration              ----------------------------
  and Corporate Counsel
                                                By:   /s/
                                                    ----------------------------